Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CACTUS, INC.
Cactus, Inc., a Delaware corporation (the “Corporation”), certifies as follows:
1.Section 2(e) of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
(e)    Shares of Class B Common Stock shall be redeemable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the Amended and Restated Limited Liability Company Operating Agreement of Cactus Companies, LLC dated as of February 27, 2023, as the same may be amended from time to time in accordance with its terms (the “LLC Agreement”). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the outstanding shares of Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of shares of Class B Common Stock pursuant to the LLC Agreement by delivering to the holder of shares of Class B Common Stock upon such redemption, cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable. All shares of Class B Common Stock redeemed shall be cancelled.
2.Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws (as they may be amended and restated from time to time, the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

1. Beginning at the commencement of the 2027 annual meeting of stockholders and thereafter, all directors, other than those who may be elected by the holders of any series of Preferred Stock specified in the related Preferred Stock Designation, shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders, and the directors shall not be divided into classes, with all directors, other than those who may be elected by the holders of any series of Preferred Stock specified in the related Preferred Stock Designation, elected at the 2027 annual meeting of stockholders and each annual meeting thereafter being elected in accordance with this Section 1 of this Article Fifth; provided that, prior to the 2027 annual meeting of stockholders, the Board shall be divided into classes in the manner set forth below in Section 2 of this Article Fifth. The term of each director, other than those who may be elected by the holders of any series of Preferred Stock specified in the related Preferred Stock Designation, shall continue until the annual meeting at which such director's term expires and until such director's successor shall be elected and qualified, subject, however, to such director’s earlier death, disability, resignation, disqualification or removal.
2. Solely with respect to directors holding office prior to the 2027 annual meeting of stockholders, directors, other than those who may be elected by the holders of any series of Preferred Stock specified in the related Preferred Stock Designation, shall be divided, with respect to the time for which they severally hold office, into three classes designated Class I, Class II and Class III, with each director to hold office until his successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, disability, resignation, disqualification or removal. The Board is authorized to assign members of the Board already in office to their respective classes. At the 2024 annual meeting of stockholders, the Class I directors or such directors' successors shall be elected to hold office for a three-year term expiring at the 2027 annual meeting of stockholders. At the 2025 annual meeting of stockholders, the Class II directors or such directors' successors shall be elected to hold office for a one-year term expiring at the 2026 annual meeting of stockholders. At the 2026 annual meeting of stockholders, the Class II directors and the Class III directors or such directors' successors shall be elected to hold office for a one-year term expiring at the 2027 annual meeting of stockholders.
3. Subject to applicable law and the rights of the holders of Preferred Stock then outstanding, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his predecessor and shall remain in office until such director’s successor shall be elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director. Any director, other than those who may be elected by the holders of any series of Preferred Stock specified in the related Preferred Stock Designation, elected to fill a newly created directorship on the Board resulting from an increase in the number of directors shall hold office for a term expiring at the next annual meeting of stockholders and shall remain in office until such director's successor shall be elected and qualified, subject, however, to such director’s earlier death, disability, resignation, disqualification or removal.
4. Subject to the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation thereunder), any director elected for a term of more than one year (as well as any successor to such director if such director does not serve the entirety of such term) may be removed only for cause upon the affirmative vote of the holders of at least 66 2/3 % of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the Bylaws. Except as set forth in the immediately preceding sentence, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock) may be removed from office at any time, with or without cause, upon the affirmative vote of a majority of all the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the Bylaws. Except as applicable law otherwise provides, cause for the removal of a director shall be deemed to exist only if the director whose removal is proposed: (i) has been convicted of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (ii) has been found to have been grossly negligent in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by the affirmative vote of at least 80% of the directors then in office or a court of competent jurisdiction; or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to serve as a director of the Corporation.
5. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the Board. Unless and except to the extent that the Bylaws so provide, the election of directors need not be by written ballot. There shall be no cumulative voting in the election of directors.
3.Article EIGHTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

EIGHTH: In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the Bylaws without any action on the part of the stockholders of the Corporation; provided that any bylaw adopted or amended by the Board, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of the Corporation by the vote of holders of, (i) prior to the commencement of the 2026 annual meeting of stockholders, not less than 66 2/3%, and (ii) from commencement of the 2026 annual meeting of stockholders and thereafter, not less than a majority, in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. No Bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.
4.Article NINTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
NINTH: No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director or officer of the Corporation is not personally liable as set forth in the preceding sentence, a director or officer of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director or officer.
Any amendment, repeal or modification of this Article Ninth shall be prospective only and shall not affect any limitation on liability of a director or officer for acts or omissions occurring prior to the date of such amendment, repeal or modification.
5.Article TENTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby removed in its entirety and the subsequent Articles of the Amended and Restated Certificate of Incorporation of the Corporation are renumbered accordingly.
6.Article THIRTEENTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended, following the removal of Article TENTH, and disaggregated, to separate Article THIRTEENTH into two Articles, to read in the entirety as follows:
TWELFTH: Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws (and in addition to any other vote that may be required by applicable law, this Amended and Restated Certificate of Incorporation or the Bylaws), the affirmative vote of the holders of, (i) prior to the commencement of the 2026 annual meeting of stockholders, at least 66 2/3%, and (ii) from the commencement of the 2026 annual meeting of stockholders and thereafter, not less than a majority, in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation.
THIRTEENTH: Unless the Corporation selects or consents in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws, including any action to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws, or any provision hereof or thereof, or (iv) any action asserting a claim against the Corporation or any director or officer or other agent or employee of the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (B) the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Thirteenth.
7.The foregoing amendments to the Amended and Restated Certificate of Incorporation of the Corporation were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.
CACTUS, INC.

By:	/s/ William Marsh
Name:	William Marsh
Title:	Executive Vice President and Corporate Secretary

Date:	May 15, 2024

Signature Page to Certificate of Amendment of Amended and Restated Certificate of Incorporation of Cactus, Inc.